Exhibit 4.9

PACTERA TECHNOLOGY INTERNATIONAL LIMITED
2011 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT

THIS AGREEMENT (this “Agreement”), is made effective as of the                day of               ,                              (hereinafter called the “Date of Grant”), between Pactera Technology International Ltd., a corporation incorporated in the Cayman Islands and its successors (hereinafter called the “Company”), and                        (hereinafter called the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the Pactera Technology International Ltd. 2011 Equity Incentive Plan, as amended (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement.  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the restricted share units provided for herein (the “RSUs”) to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.             Grant of the RSUs.

(a)           Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant [      ] RSUs.  Such RSUs shall be credited to a separate account maintained for the Participant on the books of the Company (the “Account”).  On any given date, the value of each RSU credited to the Account shall equal the Fair Market Value of one Share.

(b)           The RSUs shall vest and become nonforfeitable in accordance with Section 2 hereof.

2.             Vesting.

(a)           Subject to a Participant’s continued Services with the Company on the applicable vesting date, the RSUs shall vest with respect to one hundred percent (100%) of the RSUs on the third anniversary of the Date of Grant; provided, that, if the Participant’s Services with the Company are terminated by the Company without Cause (as defined below), then the RSUs shall instead vest in equal installments on each of the first three anniversaries of the Date of Grant, subject to the Participant’s continued Services with the Company on each such date, and number of RSUs that would have vested prior to the date of such termination pursuant to this annual vesting schedule shall automatically vest upon the occurrence of such event.

(b)           Unless otherwise permitted by the Committee and subject to the proviso in the first sentence of Section 2(a), if a Participant’s Services with the Company are terminated for any reason, the RSUs shall, to the extent not then vested, be forfeited by the Participant without consideration.

For purposes of this agreement:

“Cause” shall mean (i) the Participant’s engagement in willful or intentional misconduct which is materially injurious to the Company or its Affiliates, (ii) the Participant’s commission of an act or acts constituting any (x) fraud against, or misappropriation or embezzlement from the Company or any of its Affiliates, (y) crime involving moral turpitude, or (z) conviction of an offense that could result in a jail sentence of at least 30 days or (iii) the Participant’s material breach of any confidentiality or non-competition covenant entered into between the Participant and the Company or any of its Affiliates, as determined by the non-appealable final judgment of a court of competent jurisdiction or by the final award in a binding arbitration proceeding; provided, that the vesting of RSUs granted under this Agreement shall be suspended during the whole course of the lawsuit or arbitration and be terminated retroactively since the first day when such Participant materially breaches any of the aforesaid covenant to the extent finally determined by the court or the binding arbitration proceeding.  Except as set forth above in clause (iii), the determination of the existence of Cause shall be made by the Committee in good faith, which determination shall be conclusive for purposes of this Agreement.

(c)           Settlement.  Immediately upon vesting, the Company shall distribute to the Participant a number of Shares equal to the number of RSUs that become vested in accordance with Section 2.

3.             Rights as a Shareholder.  The Participant shall be the record owner of the RSUs until or unless such RSUs are forfeited pursuant to Section 2 hereof.  Once the RSUs are settled in Shares pursuant to Section 2(c) thereof, as record owner, the Participant shall be entitled to all rights of a common shareholder of the Company, including, without limitation, voting rights with respect to the Shares.  Without limiting the generality of the foregoing, (i) no cash or in-kind dividends or other distributions shall be paid with respect to the RSUs which have not previously vested or been settled, and (ii) the RSUs shall be subject to the limitations on transfer and encumbrance set forth in Section 5 hereof.

4.             No Right to Continued Service.  The granting of the RSUs evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the Services of any of the Participants and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Services of the Participant.

5.             Transferability.  Unless otherwise expressly provided in (or pursuant to) Section 12 of the Plan or required by Applicable Laws, the RSUs may not, at any time prior to becoming vested pursuant to Section 2, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  Unless otherwise expressly provided in (or pursuant to) Section 12 of the Plan or required by Applicable Laws, no such permitted transfer of the RSUs to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

6.             Withholding.  The Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, or have any of its Affiliates withhold, any applicable withholding taxes in respect of the RSUs, their grant or vesting or any payment or transfer with respect to the RSUs and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.  If the Company does not so withhold taxes, the Participant shall be fully responsible for compliance with Applicable Laws on taxes, and shall file tax returns with, and pay taxes to, competent governmental authorities as required by Applicable Laws.

7.             Securities Laws.  Upon the vesting of any RSUs, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

8.             Notices.  Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company, or to the Company at such other address as the Company may hereafter designate in writing.  Any such notice shall be deemed effective upon receipt thereof by the addressee.

9.             Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

10.          RSUs Subject to Plan.  By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan.  The RSUs granted hereunder are subject to the Plan.  The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

11.          PRC Laws.  By entering into this Agreement, the Participant, to the extent such Participant is subject to the compliance requirements under applicable laws of the People’s Republic of China, hereby covenants that such Participant will comply with all applicable laws, regulations and rules within the jurisdiction of the People’s Republic of China (the “PRC Laws”), including without limitation those relating to foreign exchange controls and taxes, and will take all actions, including without limitation providing the Company with relevant documentation, required by relevant PRC authorities for the purpose of compliance with applicable PRC Laws.

12.          Indemnity.  The Participant acknowledges that undue delay or failure of the Participant to comply with the provisions under this Agreement, including but not limited to

Section 6, Section 7 or Section 11 may prevent the Company from achieving its anticipated economic interests and/or result in loss or liability to the Company and/or its Affiliates, and hereby, agrees to indemnify the Company and/or any of its Affiliates against any loss or liability incurred by the Company and/or any of its Affiliates due to the Participant’s failure to comply with any provisions under this Agreement, including but not limited to Section 6, Section 7  or Section 11.

13.          Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.          General Assets. All amounts credited to the Account under this Agreement shall continue for all purposes to be part of the general assets of the Company.  Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PACTERA TECHNOLOGY INTERNATIONAL LTD.

By:
Its:

Participant

Name:
Address:

CONSENT OF SPOUSE

In consideration of the execution of the foregoing Restricted Share Unit Agreement by Pactera Technology International Ltd., I,                             , the spouse of the Participant therein named, do hereby join with my spouse in executing the foregoing Restricted Share Unit Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated:                                        ,

Signature of Spouse

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